Exhibit 4.13

HITS GUARANTEE AGREEMENT

by and between

BANK OF AMERICA CORPORATION,

as Guarantor

and

THE BANK OF NEW YORK,

as Guarantee Trustee

relating to

BAC CAPITAL TRUST XIV

Dated as of February 16, 2007

BANK OF AMERICA CORPORATION

Certain Sections of this HITS Guarantee Agreement relating to Sections 310 through 318,

inclusive, of the Trust

Indenture Act of 1939:

Trust Indenture Act Section		Guarantee Section
§ 310	(a)	4.1(a)
	(b)	2.8, 4.1(c)
	(c)	Not applicable
§ 311	(a)	2.2(b)
	(b)	2.2(b)
§ 312	(a)	2.2(a)
	(b)	2.2(b)
§ 313		2.3
§ 314	(a)	2.4
	(b)	Not applicable
	(c)	2.5
	(d)	Not applicable
	(e)	1.1, 2.4
	(f)	2.1, 3.2
§ 315	(a)	3.1(d)
	(b)	2.7
	(c)	3.1(c)
	(d)	3.1(d)
	(e)	Not applicable
§ 316	(a)	1.1, 2.6, 5.4
	(b)	5.3
	(c)	Not applicable
§ 317	(a)	Not applicable
	(b)	Not applicable
§ 318	(a)	2.1
	(b)	2.1

Note: This reconciliation and tie shall not, for any purpose be deemed to be part of the HITS Guarantee Agreement.

2

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TABLE OF CONTENTS

(continued)

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HITS GUARANTEE AGREEMENT, dated as of February 16, 2007, between Bank of America Corporation, a Delaware corporation (the “Guarantor”), having its principal office at 100 North Tryon Street, Charlotte, North Carolina 28255, and The Bank of New York, a Delaware banking corporation, as trustee (the “Guarantee Trustee”), for the benefit of the Holders from time to time of 5.63% Fixed to Floating Rate Preferred Hybrid Income Term Securities of BAC Capital Trust XIV, a Delaware statutory trust (the “Trust”).

RECITALS OF THE GUARANTOR

The Trust may issue and initially is issuing on the date hereof 850,000 Preferred HITS (as defined herein) having the terms set forth in an Amended and Restated Declaration of Trust, of even date herewith (the “Declaration”), among Bank of America Corporation, as sponsor, the Property Trustee, the Delaware Trustee and the Regular Trustees (each as named therein) and the holders from time to time of the Trust Securities.

The Preferred HITS will be issued by the Trust, and the proceeds thereof, together with the proceeds from the issuance of the Trust’s Common Securities, will be used to purchase the Notes, which initially will be pledged by the Trust, acting through The Bank of New York, as Property Trustee for the Trust (the “Property Trustee”), to The Bank of New York Trust Company, N.A., as collateral agent for the Guarantor, pursuant to the Collateral Agreement, dated as of the date hereof, among the Guarantor, The Bank of New York Trust Company, N.A., as Collateral Agent, Custodial Agent, Securities Intermediary and Securities Registrar, and the Trust.

As an incentive for the Holders to purchase the Preferred HITS, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the HITS the Guarantee Payments and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, THIS HITS GUARANTEE AGREEMENT WITNESSETH: For and in consideration of the purchase of Preferred HITS by each Holder, which purchase the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this HITS Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE I

Definitions

Section 1.1 Definitions.

For all purposes of this HITS Guarantee Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(b) All other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein.

(c) The words “hereby,” “herein,” “hereof” and “hereunder” and other words of similar import refer to this HITS Guarantee Agreement as a whole and not to any particular Article, Section or other subdivision.

(d) Unless the context otherwise requires, any reference to an “Article”, a “Section” or another subdivision refers to an Article, a Section or another subdivision, as the case may be, of this HITS Guarantee Agreement.

“Affiliate” has the same meaning as given that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule.

“Authorized Officer” of any Person means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Treasurer, Assistant Treasurer, Associate General Counsel or other Person authorized to bind such Person.

“Base Indenture” has the meaning specified in the Declaration.

“Class” has the meaning specified in the Declaration.

“Common Security” has the meaning specified in the Declaration.

“Contract Payments” has the meaning specified in the Stock Purchase Contract Agreement.

“Corporate HITS” has the meaning specified in the Declaration.

“Declaration” means the Amended and Restated Declaration of the Trust referred to in the recitals to this HITS Guarantee Agreement, as modified, amended or supplemented from time to time.

“Distributions” has the meaning specified in the Declaration.

“Event of Default” means (i) a default by the Guarantor in any of its payment obligations under this HITS Guarantee Agreement or (ii) a default by the Guarantor in any other obligation hereunder that remains unremedied for 30 days.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the HITS of any Class, to the extent not paid or made by or on behalf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the HITS of such Class, to the extent the Trust shall have funds on hand available therefor at such time; (ii) the Redemption Price with respect to any HITS called for redemption by the Trust (other than in connection with the redemption of Corporate HITS in exchange for Notes), to the extent the Trust shall have funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with the distribution of a Like Amount of Corresponding Assets (as defined in the Declaration) to the Holders of Preferred HITS and Trust Common Securities, the lesser of (a) the Liquidation Distribution with respect to each Class of the HITS, to the extent that the Trust shall have funds on hand available therefor at such time and (b) the amount of assets of the Trust has remaining available for distribution to Holders of the HITS on liquidation of the Trust.

“Guarantee Trustee” means The Bank of New York, solely in its capacity as Guarantee Trustee and not in its individual capacity, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this HITS Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning specified in the first paragraph of this HITS Guarantee Agreement.

“HITS” means the Preferred HITS, Treasury HITS, and Corporate HITS.

“HITS Guarantee Agreement” means this HITS Guarantee Agreement, as modified, amended or supplemented from time to time.

“Holder” means any Holder (as defined in the Declaration) of any HITS; provided, however, that in determining whether the holders of the requisite percentage of HITS of any Class or Classes have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Indenture” has the meaning specified in the Declaration.

“Indemnified Person” has the meaning specified in Section 3.3(c).

“Liquidation Distribution” has the meaning specified in the Declaration.

“List of Holders” has the meaning specified in Section 2.2(a).

“Majority in Liquidation Amount” has the meaning specified in the Declaration.

“Notes” has the meaning specified in the Declaration.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this HITS Guarantee Agreement shall include:

(i) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(ii) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

(iii) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred HITS” has the meaning specified in the Declaration.

“Redemption Price” has the meaning specified in the Declaration.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the corporate trust department of the Guarantee Trustee, including any vice president, assistant vice president, assistant secretary, assistant secretary, assistant treasurer, trust officer or any other officer of the Guarantee Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Declaration.

“Senior Obligations” has the meaning specified in the Fourteenth Supplemental Indenture.

“Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of the date hereof, between the Guarantor and the Trust, acting through The Bank of New York, as Property Trustee.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Fourteenth Supplemental Indenture” has the meaning specified in the Declaration.

“Treasury HITS” has the meaning specified in the Declaration.

“Trust” has the meaning specified in the first paragraph of this HITS Guarantee Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbb), as amended and as in effect on the date of this HITS Guarantee Agreement, except as provided in Section 9.5 of the Indenture.

“Vice President” when used with respect to the Guarantor means any duly appointed vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

ARTICLE II

Trust Indenture Act

Section 2.1 Trust Indenture Act; Application.

Except as otherwise expressly provided herein, the Trust Indenture Act shall apply as a matter of contract to this HITS Guarantee Agreement for purposes of interpretation, construction and defining the rights and obligations hereunder, and this HITS Guarantee Agreement, the Guarantor and the Guarantee Trustee shall be deemed for all purposes hereof to be subject to and governed by the Trust Indenture Act to the same extent as would be the case if this HITS Guarantee Agreement were qualified under the Trust Indenture Act on the date hereof. Except as otherwise expressly provided herein, if and to the extent that any provision of this HITS Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.2 List of Holders.

(a) The Guarantor shall provide the Guarantee Trustee with a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a “List of Holders”) as of such date, (i) within 10 days after each record date, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 10 days before such List of Holders is given to the Guarantee Trustee; provided that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with the requirements of Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3 Reports by the Guarantee Trustee.

Within 60 days after March 31 of each year (commencing with the year of the first anniversary of the issuance of the HITS), the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4 Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

Section 2.5 Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this HITS Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

Section 2.6 Events of Default; Waiver.

The Holders of at least a Majority in Liquidation Amount of the HITS may, by vote, on behalf of the Holders of all the HITS, waive any past default or Event of Default and its consequences; provided that each Class of HITS shall be entitled, in the case of any default or Event of Default that affects such Class differently from the other Class or Classes, to vote separately as a Class with respect thereto. Upon such waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this HITS Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.7 Events of Default; Notice.

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default actually known to a Responsible Officer of the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders of the HITS, notice of any such Event of Default known to the Guarantee Trustee, unless such Event of Default has been cured before the giving of such notice, provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of this HITS Guarantee Agreement shall have obtained written notice, of such Event of Default.

Section 2.8 Conflicting Interests.

(a) The Declaration shall be deemed to be specifically described in this HITS Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

Powers, Duties and Rights of the Guarantee Trustee

Section 3.1 Powers and Duties of the Guarantee Trustee.

(a) This HITS Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this HITS Guarantee Agreement to any Person except to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Guarantee Trustee hereunder. The right, title and interest of the Guarantee Trustee, as such, hereunder shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this HITS Guarantee Agreement for the benefit of the Holders.

(c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this HITS Guarantee Agreement (including pursuant to Section 2.1), and no implied covenants shall be read into this HITS Guarantee Agreement against the Guarantee Trustee. If an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this HITS Guarantee Agreement, and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this HITS Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this HITS Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this HITS Guarantee Agreement (including pursuant to Section 2.1); and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this HITS Guarantee Agreement (but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the

Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this HITS Guarantee Agreement);

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the relevant Class or Classes of HITS relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this HITS Guarantee Agreement; and

(iv) subject to Section 3.1(b), no provision of this HITS Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this HITS Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 3.2 Certain Rights of the Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this HITS Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this HITS Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with legal counsel, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this HITS Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this HITS Guarantee Agreement at the request or direction of any Holder unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity satisfactory to it against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Guarantor and shall incur no liability of any kind by reason of such inquiry or investigation.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by it with due care hereunder.

(viii) Whenever in the administration of this HITS Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

(b) No provision of this HITS Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority. The Guarantee Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this HITS Guarantee Agreement. In no event shall the Guarantee Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The rights, privileges, protections, immunities and benefits given to the Guarantee Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Guarantee Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 3.3 Compensation; Indemnity; Fees.

The Guarantor agrees:

(a) to pay to the Guarantee Trustee from time to time such reasonable compensation for all services rendered by it hereunder as may be agreed by the Guarantor and the Guarantee Trustee from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this HITS Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as shall be determined to have been caused by its own negligence or bad faith; and

(c) to indemnify the Guarantee Trustee, any Affiliate of the Guarantee Trustee and any officer, director, shareholder, employee, representative or agent of the Guarantee Trustee (each, an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability, claim, action, suit, cost, damage or expense of any kind or nature whatsoever incurred without negligence, willful misconduct or bad faith on the part of the Indemnified Person, arising out of or in connection with the acceptance or administration of this HITS Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this HITS Guarantee Agreement.

The provisions of this Section 3.3 shall survive the termination of this HITS Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

ARTICLE IV

Guarantee Trustee

Section 4.1 The Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee that shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then, for the purposes of this Section 4.1(a) and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2.

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(c), the Guarantee Trustee may be appointed or removed at any time without cause by the Guarantor except during an Event of Default.

(b) Subject to Section 4.2(c), the Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by giving written notice thereof to the Holders and the Guarantor and by appointing a successor Guarantee Trustee.

(c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed and shall have accepted such appointment. No removal or resignation of a Guarantee Trustee shall be effective until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor and, in the case of any resignation, the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Holders and the Guarantor of a notice of removal or resignation, the Guarantee Trustee resigning or being removed may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

(e) If a resigning Guarantee Trustee shall fail to appoint a successor, or if a Guarantee Trustee shall be removed or become incapable of acting as Guarantee Trustee and a replacement shall not be appointed prior to such resignation or removal, or if a vacancy shall occur in the office of Guarantee Trustee for any cause, the Holders of the HITS, by the action of the Holders of record of not less than 25% in aggregate Liquidation Amount (as defined in the Declaration) of the HITS then Outstanding (as defined in the Declaration) delivered to such Guarantee Trustee, may appoint a Successor Guarantee Trustee or Trustees. If no successor Guarantee Trustee shall have been so appointed by the Holders of the HITS and accepted appointment, any Holder, on behalf of such Holder and all others similarly situated, or any other Guarantee Trustee, may petition any court of competent jurisdiction for the appointment of a successor Guarantee Trustee.

ARTICLE V

Guarantee

Section 5.1 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

Section 5.2 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this HITS Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this HITS Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the HITS to be performed or observed by the Trust;

(b) the extension of time for the payment by the Trust of any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the HITS or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the HITS (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sums payable that results from the extension of any interest payment period on the Notes as provided in the Indenture or any extension of the maturity date of the Notes as permitted by the Indenture or the deferral of Contract Payments as provided in the Stock Purchase Contract Agreement);

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the HITS, or any action on the part of the Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e) any invalidity of, or defect or deficiency in, the HITS;

(f) any failure or omission to receive any regulatory approval or consent required in connection with the Common Securities or HITS, including the failure to receive any approval of the Board of Governors of the Federal Reserve System, if required, for the redemption of the HITS;

(g) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4 Rights of Holders.

The Guarantor expressly acknowledges that: (i) this HITS Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this HITS Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the HITS of the affected Class or Classes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this HITS Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this HITS Guarantee Agreement; and (iv) if the Guarantee Trustee fails to enforce the HITS Guarantee Agreement, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this HITS Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person.

Section 5.5 Guarantee of Payment.

This HITS Guarantee Agreement creates a guarantee of payment and not of collection. This HITS Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon the other termination of this HITS Guarantee Agreement as provided in Section 7.1 hereof.

Section 5.6 Subrogation.

The Guarantor shall be subrogated to all rights (if any) of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this HITS Guarantee

Agreement; provided that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this HITS Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this HITS Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.7 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the HITS and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this HITS Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3.

ARTICLE VI

Covenants and Subordination

Section 6.1 Limitation of Transactions.

So long as any HITS remain outstanding, if (i) the Guarantor shall be in default with respect to its Guarantee Payments or other obligations hereunder; (ii) there shall have occurred any Event of Default or Nonpayment under the Indenture (as defined therein) or during an Extension Period (as defined in the Fourteenth Supplemental Indenture); (iii) the Guarantor shall be in default with respect to the payment of any interest upon any HITS when it becomes due and payable; or (iv) the Guarantor shall be in default with respect to the payment of any principal of (or premium, if any, on) any HITS as and when the same shall become due and payable, then (a) the Guarantor shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of the Guarantor’s common stock in connection with the satisfaction by the Guarantor of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Guarantor’s capital stock or the exchange or conversion of one class or series of the Guarantor’s capital stock for another class or series of the Guarantor’s capital stock, (iii) the purchase of fractional interests in shares of the Guarantor’s capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock of the Guarantor or the security being converted or exchanged, or (iv) payment by the Guarantor under this HITS Guarantee Agreement), (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Guarantor which rank pari passu with or junior to the Notes and (c) the Guarantor shall not make any payment under any guarantee that ranks equally with or junior to this HITS Guarantee Agreement.

Section 6.2 Subordination.

The obligations of the Guarantor under this HITS Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment and upon liquidation to all Senior Obligations of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Notes, and the provisions of Article 15 of the Base Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Obligations of the Guarantor.

Section 6.3 Pari Passu Obligations.

The obligations of the Guarantor under this HITS Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or capital securities issued by any statutory trust the assets of which consist of debt securities that are pari passu to the Notes and the proceeds thereof, (ii) (a) the Notes, (b) the Guarantor’s Remarketable Floating Rate Junior Subordinated Notes due 2043, (c) the Guarantor’s Guarantee in respect of the HITS issued by BAC Capital Trust XIII, (d) the Guarantor’s Guarantee in respect of the Trust Common Securities issued by the Trust, (e) the Guarantor’s Guarantee in respect of the trust common securities issued by BAC Capital Trust XIII, (f) the Stock Purchase Contracts issued by the Guarantor in respect of the HITS issued by the Trust pursuant to the Stock Purchase Contract Agreement, and (g) the stock purchase contracts issued by the Guarantor in respect of the HITS issued by BAC Capital Trust XIII, (iii) any expense agreements entered into by the Guarantor in connection with the offering of preferred or capital securities by any statutory trust the assets of which consist of debt securities that are pari passu to the Notes and the proceeds thereof, and (iv) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this HITS Guarantee Agreement or with any obligation that ranks pari passu with the obligations of the Guarantor under this HITS Guarantee Agreement.

ARTICLE VII

Termination

Section 7.1 Termination.

This HITS Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all HITS or (ii) full payment of the amounts payable in accordance with Article IX of the Declaration upon liquidation or dissolution of the Trust. Notwithstanding the foregoing, this HITS Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required to repay any sums paid with respect to HITS or this HITS Guarantee Agreement. Section 3.3 shall survive any termination of this HITS Guarantee Agreement.

ARTICLE VIII

Miscellaneous

Section 8.1 Successors and Assigns.

All guarantees and agreements contained in this HITS Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor whether so expressed or not and will be for the benefit of the Holders of the HITS then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article 10 of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.

Section 8.2 Amendments.

Except with respect to any changes that do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this HITS Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the outstanding HITS. The holders of each Class of HITS will also be entitled to vote separately as a class to the extent that any proposed amendment would not affect them in the same or substantially the same manner. The provisions of Article VI of the Declaration concerning meetings of the Holders shall apply to the giving of such approval.

Section 8.3 Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a) if given to the Guarantor, to the address or telecopy number set forth below or such other address or facsimile number as the Guarantor may give notice to the Guarantee Trustee and the Holders:

Bank of America Corporation

Bank of America Corporate Center

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

Attention: Corporate Treasury – Securities

Administration

Facsimile: (704) 386-0270

With a copy to:

Bank of America Legal Department

NCI-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Attention: General Counsel

(b) if given to the Guarantee Trustee, to the address or telecopy number set forth below or such other address or facsimile number as the Guarantee Trustee may give notice to the Guarantor and Holders:

The Bank of New York

c/o The Bank of New York Trust Company, N.A.

Towermarc Plaza, 2nd Floor

10161 Centurion Parkway

Jacksonville, FL 32256

Attention: Corporate Trust Administration

Facsimile: (904) 645-1921

With a copy to:

BAC Capital Trust XIV

c/o Bank of America Corporation

100 North Tryon Street

NC1-007-07-06

Charlotte, North Carolina 28255

Attention: Corporate Treasury – Securities

Administration

Facsimile: (704) 386-0270

(c) if given to any Holder, at the address set forth on the books and records of the Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.4 Expenses.

The Guarantor agrees to pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to securities issued by the Trust.

Section 8.5 Benefit.

This HITS Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the HITS.

Section 8.6 Governing Law.

This HITS Guarantee Agreement shall be governed by and construed in accordance with the laws of the State of New York.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this HITS Guarantee Agreement as of the day and year first above written.

Bank of America Corporation, as Guarantor

By:	/s/ Ann J. Travis
Name:	Ann J. Travis
Title:	Senior Vice President

The Bank of New York, not in its individual capacity, but solely as Guarantee Trustee

By:	/s/ Alexander Pabon
Name:	Alexander Pabon
Title:	Assistant Vice President